Notice of Consent Solicitation Dated May 24, 2010

TEREX CORPORATION

8.00% SENIOR SUBORDINATED NOTES DUE 2017 (CUSIP No. 880779AU7, ISIN No. US880779AU73)

The Consent Solicitation, as defined below, will expire at 5:00 p.m., New York City time, on June 4, 2010, or such later time and date to which the Consent Solicitation is extended (such time and date, the “Expiration Time”).  Consent may be revoked at any time prior to the “Consent Date,” which is the earlier of (a) the Effective Date (as defined below) and (b) the Expiration Time.  Terex Corporation intends to execute the Waiver Agreement (as defined below) promptly following receipt of the Requisite Consents (as defined below).  The date on which the Waiver Agreement is executed is referred to as the “Effective Date.”

Terex Corporation, a Delaware corporation (the “Company” or “Terex”), is furnishing this Notice of Consent Solicitation (as the same may be amended or supplemented from time to time, the “Notice”) and the accompanying form of consent (the “Consent Form” and, together with the Notice and other documents related to the Consent Solicitation, as defined below, the “Consent Documents”) to the holders of record (each, a “Holder” and, collectively, the “Holders”) at 5:00 p.m., New York City time, on May 24, 2010 (the “Record Date”) of its outstanding 8.00% Senior Subordinated Notes Due 2017 (the “Notes”), in connection with the solicitation (the “Consent Solicitation”) of consents (the “Consents”) to waive the Company’s compliance with the Limitation on Sales of Assets and Subsidiary Stock covenant in the Indenture, dated as of July 20, 2007, by and between the Company and HSBC Bank USA, National Association, as trustee (the “Trustee”), pursuant to which the Notes were issued (as amended and supplemented, the “Indenture”), with respect to the application of the cash proceeds, including cash proceeds received upon the subsequent sale of stock proceeds, from the Mining Disposition (as defined below).  All capitalized terms used herein but not defined in this Notice have the meaning ascribed to them in the Indenture.

In the event that certain conditions described below are satisfied or waived, including the receipt of the Requisite Consents, the Company will pay to the Holders of outstanding Notes who delivered valid and unrevoked Consents prior to the Expiration Time a cash payment equal to $5.00 per $1,000 principal amount of Notes for which Consents have been delivered by such Holder (the “Consent Fee”). Holders of Notes for which no Consent is delivered will not receive a Consent Fee, even though the Proposed Waiver (as defined below), if consented to and approved by a majority in principal amount of the outstanding Notes, will bind all Holders and their transferees.

The purpose of the Consent Solicitation is to waive the Company’s compliance with the Limitation on Sales of Assets and Subsidiary Stock covenant in the Indenture in connection with the disposition of the Company’s mining equipment business to Bucyrus International, Inc. (“Bucyrus”) that closed on February 19, 2010 (the “Mining Disposition”).  As the Company has previously disclosed, it received approximately $750 million in net cash proceeds and 5,809,731 shares of Bucyrus common stock from the Mining Disposition.  In the event that the Company has not used such cash proceeds (including any cash received upon the sale of Bucyrus common stock after paying taxes and fees) to prepay, repay or purchase senior debt or reinvest in the business as permitted under the Indenture within 365 days of the Mining Disposition, it will be required under the terms of the Indenture to make a pro rata offer to purchase Notes at par plus accrued and unpaid interest.  In order to maximize the Company’s flexibility with respect to the timing and use of the proceeds from the Mining Disposition, including the net cash proceeds already received and an amount equal to the Net Available Cash the Company would have received if the shares of Bucyrus common stock are sold for $300 million, the Company is seeking to obtain a waiver of compliance with the Limitation on Sales of Assets and Subsidiary Stock covenant with respect to the application of such proceeds, including to make such a pro rata offer to purchase the Notes (the “Proposed Waiver”).  Even with this flexibility, there may not be any cash proceeds remaining after permitted uses of the net cash proceeds, and the Company may not have the ability pursuant to the restricted payment covenants in the Company’s senior indebtedness, to make an offer to purchase the Notes.  See “Certain Significant Considerations.”

The Consents of the Holders of a majority in principal amount of the outstanding Notes (the “Requisite Consents”) are required pursuant to the terms of the Indenture to approve the Proposed Waiver to be binding on the Holders or any subsequent holder of the Notes.  As of the date of the Notice, there were $800,000,000 in aggregate principal amount of Notes outstanding.  Accordingly, Holders of at least $400,000,001 in principal amount will be required to give their Consents to adopt the Proposed Waiver.

Only Holders of the Notes as of the close of business on the Record Date, as reflected in the records of the Trustee, are eligible to consent to the Proposed Waiver.  The Company will accept all properly completed, executed and dated Consents received by the Tabulation Agent (as defined below) prior to the Expiration Time.

Provided the Company receives the Requisite Consents, the Proposed Waiver will be effected by a Waiver and Agreement to the Indenture (the “Waiver Agreement”), substantially in the form attached hereto as Appendix A. Promptly following receipt of the Requisite Consents, the Company intends to execute the Waiver Agreement containing the Proposed Waiver.  If the Consent Solicitation is terminated or withdrawn, the Company’s obligations under the Indenture will remain in effect in their present form.

Regardless of the outcome of the Consent Solicitation, the Notes will continue to be outstanding and will continue to bear interest as provided in the Indenture. The Proposed Waiver will not alter the Company’s obligation to pay the principal of or interest on the Notes or alter the stated interest rate, maturity date or redemption provisions of the Notes.

The Company has appointed Global Bondholder Services Corporation as tabulation agent (in such capacity, the “Tabulation Agent”) for Consents with respect to the Consent Solicitation and as information agent (in such capacity, the “Information Agent”) with respect to the Consent Solicitation.  The Company has also retained Credit Suisse Securities (USA) LLC as the exclusive solicitation agent (the “Solicitation Agent”) with respect to the Consent Solicitation.

Neither the Company, the Trustee nor the Information Agent makes any recommendation as to whether or not Holders should deliver Consents in response to the Consent Solicitation.

The Solicitation Agent for the Consent Solicitation is:
Credit Suisse

IMPORTANT INFORMATION

Any Holder desiring to consent to the Proposed Waiver should complete and sign the Consent Form (or a facsimile thereof) in accordance with the instructions set forth in the Consent Documents and mail or deliver such properly completed and manually signed Consent (or such manually signed facsimile thereof) and any other documents required by the Consent Documents to the Tabulation Agent at the address set forth on the back cover of this Notice.  Beneficial owners whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to deliver Consents with respect to the Notes so registered and instruct the nominee to deliver Consents on the beneficial owner’s behalf.  See “Procedures for Delivering Consents.”

The Depositary Trust Company participants (the “DTC Participants”) that hold the Notes on behalf of beneficial owners of the Notes through the Depositary Trust Company (“DTC”) are authorized to consent to the Proposed Waiver as if they were Holders.  To effect a Consent, DTC Participants should follow the procedures set forth in “Procedures for Delivering Consents.”  Holders delivering Consents will not be obligated to pay fees, commissions or other expenses of the Tabulation Agent.

Requests for additional copies of the Consent Documents and questions and requests for assistance relating to the Consent Documents may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Notice.  Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee to obtain additional copies of the Consent Documents.

This Notice does not constitute a solicitation of Consents in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such solicitation under applicable federal securities or blue sky laws.  The delivery of this Notice shall not under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth herein or in any attachments hereto or in the affairs of the Company or any of its affiliates since the date hereof.

No person has been authorized to give any information or to make any representation not contained in this Notice, or incorporated by reference into this Notice, and, if given or made, such information or representation may not be relied upon as having been authorized by the Company or the Trustee.

This Notice has not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of such transaction nor upon the accuracy or adequacy of the information contained in the Consent Documents.  Any representation to the contrary is unlawful.

The Consent Solicitation is made subject to the terms and conditions set forth in the Consent Documents. No Consent will be deemed to have been accepted unless and until such conditions have been satisfied or waived.  See “Principal Terms of the Consent Solicitation – Conditions to the Consent Solicitation.” The Consent Documents contain important information which should be read carefully before any decision is made with respect to the Consent Solicitation.

AVAILABLE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the United States Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Such reports and other information (including the documents incorporated by reference into this Notice) may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-732-0330 for information on the operation of the Public Reference Room.  The Company’s filings with the SEC are also available at the Internet site http://www.sec.gov maintained by the SEC.  Except as indicated below, information on this website is not and should not be considered part of this Notice and is not incorporated by reference into this Notice.

Copies of the materials referred to in the preceding paragraph, as well as copies of any current amendment or supplement to the Consent Solicitation, may also be obtained from the Information Agent at its address set forth on the back cover of this Notice.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents filed by the Company with the SEC are incorporated into this Notice by reference:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2010; and

•	Current Reports on Form 8-K dated January 15, 2010, February 10, 2010, February 19, 2010, March 3, 2010, March 18, 2010 and May 13, 2010.

All documents subsequently filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the expiration or termination of the Consent Solicitation shall be deemed to be incorporated by reference into this Notice and to be a part hereof.  Any statement contained in this Notice or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Notice to the extent that a statement contained herein or in any other subsequently filed document, which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes any such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Notice.

The Information Agent will provide without charge to each Holder to whom this Notice is delivered, upon the written or verbal request of such Holder, a copy of any and all documents incorporated by reference into this Notice, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents).  Requests for such documents should be directed to the Information Agent at its address and telephone number set forth on the back cover of this Notice.

STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Notice, the reports incorporated by reference herein and statements made from time to time by the Company and its representatives contain forward-looking statements regarding future events or our future financial performance that involve certain contingencies and uncertainties. Generally, the words “may,” “expects,” “intends,” “anticipates,” “plans,” “projects,” “estimates” and the negatives thereof and analogous or similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statement is not forward-looking. We have based these forward-looking statements on current expectations and projections about future events. These statements are not guarantees of future performance. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those reflected in such forward-looking statements.  Such risks and uncertainties, many of which are beyond our control, include, among others:

•	our business is cyclical and weak general economic conditions affect the sales of our products and financial results;

•	the impact of the Mining Disposition, including our use of the proceeds from the transaction;

•	our ability to access the capital markets to raise funds and provide liquidity;

•	our business is sensitive to government spending and our ability to act as a government contractor;

•	our business is very competitive and is affected by our cost structure, pricing, product initiatives and other actions taken by competitors;

•	the effects of operating losses;

•	a material disruption to one of our significant facilities;

•	our retention of key management personnel;

•	the financial condition of suppliers and customers, and their continued access to capital;

•	our ability to obtain parts and components from suppliers on a timely basis at competitive prices;

•	our ability to timely manufacture and deliver products to customers;

•	the need to comply with restrictive covenants contained in our debt agreements;

•	our business is global and subject to changes in exchange rates between currencies, as well as international politics, particularly in developing markets;

•	the effects of changes in laws and regulations, including tax laws;

•	possible work stoppages and other labor matters;

•	compliance with applicable environmental laws and regulations;

•	litigation, product liability claims, class action lawsuits and other liabilities;

•	our ability to comply with an injunction and related obligations resulting from the settlement of an investigation by the SEC;

•	investigation by the United States Department of Justice;

•	our implementation of a global enterprise system and its performance;

•	our expectations regarding this Consent Solicitation and our ability to solicit the Requisite Consents; and

•	other factors.

Actual events or our actual future results may differ materially from any forward-looking statement due to these and other risks, uncertainties and significant factors. The forward-looking statements contained in this Notice speak only as of the date of this Notice and the forward-looking statements contained in documents incorporated herein by reference speak only as of the date of the respective documents. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained or incorporated by reference in this Notice to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

As a result of the final court decree in August 2009 that formalized the settlement of an investigation of Terex by the SEC, for a period of three years, or such earlier time as we are able to obtain a waiver from the SEC, we cannot rely on the safe harbor provisions regarding forward-looking statements provided by the regulations issued under the Exchange Act.

THE COMPANY

Disposition of Mining Business

On December 20, 2009, the Company announced that it would sell its mining business to Bucyrus.  On February 19, 2010, the Company completed the Mining Disposition and received from Bucyrus approximately $750 million in net cash proceeds (or approximately $1 billion in pre-tax cash proceeds, less certain costs and expenses) and 5,809,731 shares of Bucyrus common stock. The Company may not sell or otherwise dispose of the shares of Bucyrus common stock until February 18, 2011. In addition, the Company has previously announced that it plans to invest approximately $100 million in capital expenditures in fiscal year 2010, which would occur before any acquisitions or other investment in assets that are directly related to the business of Terex and the Restricted Subsidiaries.  The products divested by the Company in the Mining Disposition include hydraulic mining excavators, high capacity surface mining trucks, track and rotary blasthole drills, drill tools and highwall mining equipment, as well as the related parts and aftermarket service businesses, including the company-owned distribution locations. The Mining Disposition was a step in the Company’s strategic transformation from a construction and mining equipment business to a machinery and industrial products business.  Since the Mining Disposition has already closed, the adoption of the Proposed Waiver is not a condition to the consummation of the Mining Disposition.

Pursuant to the terms of the Indenture, the Company has 365 days from the date of the Mining Disposition (i.e., February 19, 2010) at its election to use net cash proceeds from the Mining Disposition to prepay, repay or purchase senior indebtedness (including bank debt and the Company’s 10-7/8% Senior Notes due 2016 (the “10-7/8% Senior Notes”)) through optional prepayments or open market purchases, as applicable, or to invest in assets to replace the assets that were the subject of the Mining Disposition or assets that are directly related to the business of Terex and the Restricted Subsidiaries.  To the extent cash proceeds from the Mining Disposition are available following the application in accordance with the above, or to the extent the Company elects not to apply proceeds in accordance with the above, the Company must make an offer to purchase the 10-7/8% Senior Notes at par plus accrued and unpaid interest.  In addition, the Company is required by the Indenture and by the indenture for the Company’s 7-3/8% Senior Subordinated Notes due 2014 (the “7-3/8% Senior Subordinated Notes”) to make offers to purchase at par the Notes and the 7-3/8% Senior Subordinated Notes, in each case, plus accrued and unpaid interest.  To the extent cash proceeds are available thereafter, the Company may use the cash proceeds for general corporate purposes otherwise permitted under the instruments governing the Company’s respective outstanding indebtedness, including the Indenture.  Likewise, net cash proceeds that the Company receives upon sales of the shares of Bucyrus common stock will be treated in the same manner as the net cash proceeds from the Mining Disposition described in this paragraph, with the 365-day period beginning on date of the sale of such shares.  As mentioned above, the Company may not sell or otherwise dispose of the shares of Bucyrus common stock until February 18, 2011.

The Company is reviewing various alternatives for using the proceeds from the Mining Disposition, including among other things, strategic acquisitions, repaying amounts outstanding under term loans and/or the revolving lines of credit under the Company’s 2006 credit agreement with the lenders party thereto and Credit Suisse, as administrative and collateral agent, and/or redeeming or repurchasing some or all of the Company’s other outstanding indebtedness, including the 10-7/8% Senior Notes and the 7-3/8% Senior Subordinated Notes.  In order to maximize the Company’s flexibility with respect to the proceeds from the Mining Disposition, the Company is seeking the Proposed Waiver to the Indenture.

The 7-3/8% Senior Subordinated Notes, but not the Notes or the 10-7/8% Senior Notes, are guaranteed by substantially all of the Company’s domestic subsidiaries.  To the extent the Company redeems, purchases or otherwise retires or discharges the 7-3/8% Senior Subordinated Notes, then within 30 days, as required by the Indenture and the indenture for the 10-7/8% Senior Notes, the Company will cause each of its subsidiaries then determined to be a Restricted Subsidiary (other than a Receivables Subsidiary, Equipment Subsidiary or an Inactive Subsidiary) organized or existing under the laws of the United States, any state thereof or the District of Columbia to execute and deliver an indenture supplemental to the Indenture and the indenture governing the 10-7/8% Senior Notes and thereby give a guarantee and become a Subsidiary Guarantor under the Indenture and the indenture governing the 10-7/8% Senior Notes.  The Notes and the 10-7/8% Senior Notes will then be unconditionally guaranteed, jointly and severally, by substantially all of our domestic subsidiaries, which may enhance the value of the Notes.

PROPOSED WAIVER TO THE INDENTURE

The Company is soliciting the Consents of the Holders of the Notes to the Proposed Waiver and to the execution and delivery by the Company and the Trustee of the Waiver Agreement which will effect the Proposed Waiver.  A copy of the form of the Waiver Agreement is provided as Appendix A to this Notice.  All statements herein regarding the substance of any provision of the Proposed Waiver, the Waiver Agreement and the Indenture are qualified in their entirety by reference to the Waiver Agreement and the Indenture.  Copies of the Indenture are available upon request from the Information Agent at the address and telephone number set forth on the back cover of this Notice.  We urge you to read the text of the Waiver Agreement in its entirety.

Generally, the Proposed Waiver would provide a limited waiver to the Company’s obligation under the Limitation on Sales of Assets and Subsidiary Stock covenant contained in the Indenture with respect to the application of proceeds, including to make an offer to repurchase the Notes at par with the net cash proceeds (both those cash proceeds already in hand as well as up to $300 million in cash proceeds received upon disposition of the Bucyrus common stock after paying taxes and fees), from an Asset Disposition with respect to such cash proceeds from the Mining Disposition.  Cash proceeds received upon the disposition of the Bucyrus common stock will be available up to an amount equal to the Net Available Cash the Company would have received if the shares of Bucyrus common stock are sold for $300 million.  See “Certain Significant Considerations” for a discussion of certain factors that should be considered in evaluating the consequences of the adoption of the Proposed Waiver.

If the Proposed Waiver is approved, Section 1016(a)(2) of the Indenture would not apply to Net Available Cash from the Mining Disposition.  The Proposed Waiver would not impact Net Available Cash from other Asset Dispositions and the Company would still be obligated to make an offer to repurchase the Notes to the extent of the balance of Net Available Cash of such other Asset Dispositions pursuant to Section 1016(a)(2) of the Indenture in accordance with its terms.

Upon the receipt of the Requisite Consents with respect to the Proposed Waiver and the execution of the Waiver Agreement, the Company’s compliance with Section 1016(a)(2) of the Indenture will be waived solely with respect to the Mining Disposition.  If the Consent Solicitation is terminated, the Proposed Waiver will have no effect on the Notes or the Holders.

CERTAIN SIGNIFICANT CONSIDERATIONS

The following considerations, in addition to the other information described elsewhere in this Notice, should be carefully considered by each Holder before deciding whether to consent to the Proposed Waiver.

If the Proposed Waiver becomes effective, compliance with certain provisions of the Limitation on Sales of Assets and Subsidiary Stock covenant in Section 1016 of the Indenture will be waived so that the Company will not be required to make an offer to repurchase the Notes at par with the net cash proceeds (both those cash proceeds already in hand as well as up to $300 million in cash proceeds received upon disposition of the Bucyrus common stock after paying taxes and fees) from the Mining Disposition that remain following the application of such proceeds during the 365-day periods following the Mining Disposition and the date or dates of the sales of shares of Bucyrus common stock to prepay, repay or purchase senior indebtedness or invest in assets to replace the assets that were the subject of the Mining Disposition or assets that are directly related to the business of Terex and the Restricted Subsidiaries.  The Proposed Waiver will not affect the Company’s obligations to make offers to repurchase the 10-7/8% Senior Notes and the 7-3/8% Senior Subordinated Notes in accordance with the indentures governing those notes with any such remaining proceeds.

The Company is reviewing its various alternatives with respect to the application of the net cash proceeds received from the Mining Disposition.  The Proposed Waiver is intended to give the Company greater flexibility with respect to the timing and use of such proceeds.  In the absence of the Proposed Waiver, the Company will have various alternatives to apply the net cash proceeds from the Mining Disposition during the 365-day periods following the Mining Disposition and the date or dates of the sales of shares of Bucyrus common stock, including through the repayment of senior indebtedness and making capital expenditures and other investments in the business before it would be required to make an offer for the Notes.  The Proposed Waiver also does not affect the Company’s obligation to comply with the Limitation on Sales of Assets and Subsidiary Stock covenants in the indentures for the 10-7/8% Senior Notes or the 7-3/8% Senior Subordinated Notes.  As a result, it will be within the Company’s control as to whether there would be any remaining cash proceeds after the 365-day periods for the Company to be required to make an offer to repurchase the Notes in accordance with the Indenture.  Accordingly, there is a reasonable likelihood there would be little or no cash proceeds remaining after the 365-day period that would cause the Company to be required to make an offer for the Notes.  Additionally, pursuant to the restricted payment covenants in the Company’s senior indebtedness, the Company does not currently have the ability to make an offer to purchase all of the Notes outstanding at this time. However, if the Proposed Waiver becomes effective, the Company would have the flexibility to use the net cash proceeds at any time (both before and after the 365-day periods) for any purpose permitted by the Indenture which the Company believes would be in its best interest, including the repayment of the 7-3/8% Senior Subordinated Notes.

The 7-3/8% Senior Subordinated Notes, but not the Notes or the 10-7/8% Senior Notes, are guaranteed by substantially all of the Company’s domestic subsidiaries.  To the extent the Company redeems, purchases or otherwise retires or discharges the 7-3/8% Senior Subordinated Notes, then within 30 days, as required by the Indenture and the indenture for the 10-7/8% Senior Notes, the Company will cause each of its subsidiaries then determined to be a Restricted Subsidiary (other than a Receivables Subsidiary, Equipment Subsidiary or an Inactive Subsidiary) organized or existing under the laws of the United States, any state thereof or the District of Columbia to execute and deliver an indenture supplemental to the Indenture and the indenture governing the 10-7/8% Senior Notes and thereby give a guarantee and become a Subsidiary Guarantor under the Indenture and the indenture governing the 10-7/8% Senior Notes.  The Notes and the 10-7/8% Senior Notes will then be unconditionally guaranteed, jointly and severally, by substantially all of our domestic subsidiaries.

See “Proposed Waiver to the Indenture” for a detailed description of the Proposed Waiver.

There can be no assurance that the liquidity, market value and price volatility of the Notes will not be adversely affected by the consummation of the Consent Solicitation.

PRINCIPAL TERMS OF THE CONSENT SOLICITATION

This section summarizes the terms of the Consent Solicitation.  While the Company believes that this description covers the material terms of the Consent Solicitation, this summary may not contain all the information that is important to the Holders of the Notes.  You should read carefully the entire Notice and other documents the Company refers to or incorporates by reference into the Notice for a more complete understanding of the Consent Solicitation.

General

Promptly following receipt of the Requisite Consents, the Company intends to execute the Waiver Agreement containing the Proposed Waiver. The Waiver Agreement will become effective with respect to the Notes only upon satisfaction, or waiver by the Company, of the Conditions (as defined below).  See “– Conditions to the Consent Solicitation” below.

Holders who deliver their properly completed, executed and dated Consents to the Tabulation Agent prior to the Expiration Time shall be deemed to have validly consented to the Proposed Waiver.  The Company will be deemed to have accepted the Consents with respect to the Notes if, as and when the Company executes the Waiver Agreement.  If the Requisite Consents are received, and the other Conditions are satisfied or waived, the Company will pay (directly or through an agent) to each Holder who consents by delivering the relevant properly executed and completed Consent Form to the Tabulation Agent prior to the Expiration Time, and does not revoke such Consent prior to the Consent Date, the Consent Fee as promptly as practicable after such satisfaction or waiver of the other Conditions.

Holders who do not deliver their Consents prior to the Expiration Time shall be bound by the Proposed Waiver upon the execution of the Waiver Agreement by the Company and the Trustee.  If the Consent Solicitation is terminated or withdrawn, the Indenture will remain in effect in its present form.

For a discussion of certain material U.S. federal income tax consequences of the adoption of the Proposed Waiver and receipt of the Consent Fee, see “Certain U.S. Federal Income Tax Consequences.”

Consent Fee

In the event that the Conditions described below, including receipt by the Tabulation Agent prior to the Expiration Time of the Requisite Consents, which have not been duly revoked, are satisfied or waived, the Company will pay a Consent Fee to each Holder who delivers a valid unrevoked Consent to the Proposed Waiver prior to the Expiration Time. The Consent Fee will be a cash payment of $5.00 per $1,000 principal amount of Notes as to which such valid and unrevoked Consent is delivered. All other Holders will not be entitled to receive any Consent Fee, but will be bound by the Proposed Waiver. Payment of the Consent Fee will be made to the Tabulation Agent within one business day after the occurrence of both the Effective Date and satisfaction or waiver of the Conditions for delivery to the Holders.

Requisite Consents

Under Section 1006 of the Indenture, the consents of the Holders of at least a majority in the principal amount of the outstanding Notes are required to consent to the Proposed Waiver to the Indenture. Under the terms of the Indenture, in determining whether the Requisite Consents have been received, Notes owned by the Company or any affiliate of the Company will be disregarded and not deemed to be outstanding. If the Requisite Consents are received, the terms of the Indenture would permit and direct the Trustee to execute the Waiver Agreement, and the Waiver Agreement will become effective with respect to the Notes only upon satisfaction, or waiver by the Company, of the Conditions.

As of the date of the Notice, there were $800,000,000 in aggregate principal amount of Notes outstanding.  Accordingly, Holders of at least $400,000,001 in principal amount will be required to give their Consents to adopt the Proposed Waiver.

Record Date

The Company has established the close of business on May 24, 2010 as the Record Date.

Conditions to the Consent Solicitation

Our obligation to accept valid and unrevoked Consents in respect of the Notes and to pay the Consent Fee in respect of such Consents is conditioned upon satisfaction, or waiver by the Company, of the following conditions: (1) receipt by the Tabulation Agent prior to the Expiration Time of valid and unrevoked Requisite Consents from Holders of the Notes, (2) the execution by the Company and the Trustee of the Waiver Agreement embodying the Proposed Waiver and (3) the absence of any law or regulation which would, and the absence of any injunction or action or other proceeding (pending or threatened) which (in the case of any action or proceeding if adversely determined) would, make unlawful or invalid or enjoin the implementation of the Proposed Waiver or the payment of the Consent Fee or that would question the legality or validity thereof (collectively, the “Conditions”).

If the Conditions specified in the preceding sentence are not satisfied or waived (to the extent permitted by applicable law) prior to the Expiration Time, or such later date as the Company may specify, the Company may, in its sole discretion and without giving any notice, allow the Consent Solicitation to lapse, or extend the solicitation period and continue soliciting Consents in the Consent Solicitation. Notwithstanding the foregoing, no Consent shall be valid for more than 180 days after the Record Date. Subject to applicable law, the Consent Solicitation may be abandoned or terminated for any reason at any time, in which case any Consents received will be voided and no Consent Fee will be paid to any Holders. The condition specified in clause (3) above is for the benefit of the Company and may be waived or extended in our sole discretion.

Expiration; Extension; Amendment; Termination

The Consent Solicitation expires at 5:00 p.m., New York City time, on June 4, 2010.  The Company expressly reserves the right to extend the Expiration Time at any time for such period(s) as it may determine, in its sole discretion, from time to time by giving written notice to the Tabulation Agent and DTC no later than 9:00 a.m., New York City time, on the next Business Day after the previously announced Expiration Time.

The Company expressly reserves the right, at any time prior to the Expiration Time, to:  (i) amend any of the terms of the Consent Solicitation in any manner it deems necessary or advisable in its sole discretion or (ii) terminate the Consent Solicitation.

The Consent Solicitation may also be terminated after the Expiration Time and prior to the effectiveness of the Proposed Waiver in the Company’s sole discretion, whether or not the Requisite Consents have been received.

If the Consent Solicitation, or any of the Consent Documents, are amended prior to the Expiration Time in a manner determined by the Company, in its sole discretion, to constitute a material change to the terms of the Consent Solicitation, the Company will promptly disseminate additional Consent Solicitation materials and, if necessary, extend the Expiration Time for a period deemed by the Company to be adequate to permit Holders to consider such amendments.

Any such extension, amendment or termination of the Consent Solicitation will be followed as promptly as practicable by a press release or written notice to the Holders.

Effective Date of the Waiver Agreement

Provided the Requisite Consents are timely received, the Waiver Agreement will become effective upon execution thereof, subject to payment of the Consent Fee.  If the Waiver Agreement becomes effective, Holders of the Notes will be bound thereby, regardless of whether or not they consented to the Proposed Waiver.  The Company intends to execute the Waiver Agreement promptly following receipt of the Requisite Consents.

 PROCEDURES FOR DELIVERING CONSENTS

General

Each Holder who delivers a Consent to the Proposed Waiver in accordance with the procedures set forth in the Consent Documents is deemed to have validly consented to the Proposed Waiver.

To effectively consent to the Proposed Waiver and receive the Consent Fee, a properly completed Consent (or a facsimile thereof) duly executed by the Holder must be received by the Tabulation Agent at its address set forth on the back cover of this Notice prior to the Expiration Time.  Consents should be sent only to the Tabulation Agent and should not be sent to the Company.

If the Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and the beneficial owner of the Notes wishes to consent to the Proposed Waiver, the beneficial owner must promptly contact and instruct such registered Holder to deliver a Consent to the Tabulation Agent on the beneficial owner’s behalf.  The Tabulation Agent will not accept Consents delivered by beneficial owners directly to the Tabulation Agent. Any beneficial owner of the Notes registered in the name of a DTC participant may direct the DTC participant through which such beneficial owner’s Notes are held to execute a Consent Form on such beneficial owner’s behalf and deliver the executed Consent to the Tabulation Agent.

The Company anticipates that DTC or its nominee will execute an omnibus proxy in favor of DTC Participants, holding the Notes, which will authorize each such DTC Participant to consent to the Proposed Waiver with respect to the principal amount of Notes shown as owned by such DTC Participant on the books of DTC on the Record Date. For purposes of the Consent Solicitation, the term “Holder” shall be deemed to include DTC Participants, and DTC has authorized participants to execute Consents as if they were Holders of record. The Tabulation Agent will accept and record only a properly executed Consent from those parties listed as a Holder in the omnibus proxy received by the Tabulation Agent from DTC.  If DTC or its nominee has authorized a proxy to execute a Consent, then the Consent must be executed by the DTC Participant.  A Consent in respect of any Notes not held by DTC or a DTC Participant must be executed in the name of the Holder.

Consents by a Holder of the Notes should be executed in exactly the same manner as the name of such registered Holder appears on the Notes.  If the Notes to which a Consent relates are held by two or more joint Holders, all such Holders should sign the Consent.  If a Consent is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the Consent appropriate evidence of authority to execute the Consent.  If a Consent is executed by a person other than the registered Holder, then it must be accompanied by a proxy duly executed by such Holder.

If a Consent relates to fewer than all the Notes held of record as of the Record Date by the Holder providing such Consent, such Holder must indicate on the relevant Consent Form the aggregate dollar amount (in integral multiples of $1,000) of such Notes to which the Consent relates. Otherwise, the Consent will be deemed to relate to all such Notes.

The method of delivery of the Consent and any other required documents to the Tabulation Agent is at the election and risk of the Holder and, except as otherwise provided in the Consent, delivery will be deemed made only when the Consent or any other required document is actually received by the Tabulation Agent prior to the Expiration Time.  If the delivery is by mail, it is suggested that the Holder use registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Time to permit delivery to the Tabulation Agent prior to such date.

In no event should a Holder deliver the Notes together with the Consent.  Giving a Consent will not affect the Holder’s right to sell or transfer the Notes.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any delivered Consent pursuant to any of the procedures described above shall be determined by the Company, in its sole discretion (which determination shall be final and binding).  The Company reserves the absolute right to reject any or all deliveries of any Consent determined by it not to be in proper form or the acceptance of which would, in the Company’s opinion, be unlawful.  The Company also reserves the absolute right, in its sole discretion, to waive any defect or irregularity as to any delivery of any Consent of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders.  The Company’s interpretation of the terms and conditions of the Consent Solicitation, including the instructions to the Consent, shall be final and binding.  Any defect or irregularity in connection with deliveries of Consents must be cured within such time as the Company determines, unless waived by the Company.  Deliveries of Consents shall not be deemed to have been made until all defects and irregularities have been waived by the Company or cured.  None of the Company, the Trustee, or any other person shall be under any duty to give notification to any Holder of any defects or irregularities in deliveries of Consents or shall incur any liability for failure to give any such notification.

 REVOCATION OF CONSENTS

A Consent may be revoked by a Holder of the Notes if the Tabulation Agent receives the written notice of revocation of Consent (or a facsimile thereof) prior to the Consent Date.  The notice of revocation of Consent must be signed by the Holder in the same manner as the Consent to which the notice of revocation of Consent relates.  Notices of revocation of Consent must be sent to the Tabulation Agent at the address set forth on the back cover of this Notice in accordance with the procedures set forth in the Consent Documents.

If the Consent Solicitation, or any of the Consent Documents, are amended prior to the Effective Date in a manner determined by the Company, in its sole discretion, to constitute a material change to the terms of the Consent Solicitation, the Company shall promptly disseminate additional Consent Solicitation materials and, if necessary, extend the Expiration Time for a period deemed by the Company to be adequate to permit Holders to consider such amendments and revoke their Consents.

The Company reserves the right to contest the validity of any notice of revocation of Consent and all questions as to validity, including the time of receipt of any notice of revocation of Consent, will be determined by the Company in its sole discretion, which determination shall be final and binding on all parties.  None of the Company, the Trustee, or any other person shall be under any duty to give notification to any Holder of any defects or irregularities with respect to any notice of revocation of Consent or shall incur any liability for failure to give any such notification.

A revocation of a Consent may be rescinded only by the execution and delivery of a new Consent prior to the Expiration Time.  A Holder who delivered a notice of revocation of Consent may thereafter deliver a new Consent by following the procedures described in the Consent Documents at any time prior to the Expiration Time.  See “Procedures for Delivering Consents.”

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary describes certain material U.S. federal income tax consequences for beneficial owners of the Notes of adoption of the Proposed Waiver and receipt of the Consent Fee.

This summary deals only with Notes held as capital assets (generally, investment property).  This summary does not discuss all of the aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner of Notes in light of such beneficial owner’s specific investment or other circumstances and does not address consequences for beneficial owners of Notes that are subject to special tax rules, including (i) dealers in securities or currencies, (ii) traders in securities, (iii) U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, (iv) persons holding Notes as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security, (v) persons subject to the alternative minimum tax, (vi) certain U.S. expatriates, (vii) financial institutions, (viii) insurance companies, (ix) controlled foreign corporations, passive foreign investment companies, regulated investment companies and real estate investment trusts and shareholders of such corporations, (x) entities that are tax-exempt for U.S. federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts, and (xi) pass-through entities, including partnerships and entities and arrangements classified as partnerships for U.S. federal income tax purposes, and beneficial owners of pass-through entities.

If a partnership (or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds Notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level.  Partnerships that holds Notes, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of adoption of the Proposed Waiver and receipt of the Consent Fee.

This summary is based on U.S. federal income tax law, including the provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), Treasury regulations, administrative rulings and judicial authority, all as in effect or in existence as of the date of this Consent Solicitation.  Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of adoption of the Proposed Waiver and receipt of the Consent Fee as set forth in this summary.  In addition, this summary does not discuss any U.S. state or local tax consequences, any non-U.S. tax consequences or any U.S. federal tax consequences other than U.S. federal income tax consequences.

Beneficial owners of the Notes should be aware that, due to the factual nature of the inquiry and the absence of relevant legal authorities, there is uncertainty under current U.S. federal income tax law regarding the U.S. federal income tax consequences of the adoption of the Proposed Waiver and receipt of the Consent Fee.  The Company has not obtained a ruling from the Internal Revenue Service (“IRS”) or an opinion of counsel with respect to any of the U.S. federal income tax consequences described in this summary.  This summary is not binding on the IRS or the courts.  Accordingly, there can be no assurance that the IRS will not challenge any of the U.S. federal income tax consequences described in this summary or that such a challenge, if asserted, will not ultimately be successful.  This summary is not intended, and should not be construed as, legal or tax advice to any beneficial owner of the Notes.  Beneficial owners of Notes should consult their own tax advisors regarding the particular U.S. federal, state and local and non-U.S. income and other tax consequences of adoption of the Proposed Waiver and receipt of the Consent Fee that may be applicable to them.

PURSUANT TO U.S. TREASURY DEPARTMENT CIRCULAR 230, THE COMPANY IS INFORMING YOU THAT (A) THIS SUMMARY IS NOT INTENDED AND WAS NOT WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING PENALTIES UNDER THE U.S. FEDERAL TAX LAWS THAT MAY BE IMPOSED ON THE TAXPAYER, (B) THIS SUMMARY WAS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE CONSENT SOLICITATION BY THE COMPANY AND THE SOLICITATION AGENT, AND (C) EACH TAXPAYER SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

U.S. Holders

The following portion of this summary applies only to U.S. Holders.  A “U.S. Holder” is a beneficial owner of a Note that is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation (or other entity classified as a corporation for these purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of the source of that income, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Internal Revenue Code) has the authority to control all of the trust’s substantial decisions, or (b) the trust has a valid election in effect under applicable Treasury regulations to be treated as a “United States person.”

Modification of the Notes.  The U.S. federal income tax consequences to a U.S. Holder of adoption of the Proposed Waiver and receipt of the Consent Fee will depend, in part, upon whether adoption of the Proposed Waiver and/or receipt of the Consent Fee will result in a “significant modification” of the Notes.

Under general principles of U.S. federal income tax law, the modification of a debt instrument can give rise to a deemed exchange under Section 1001 of the Internal Revenue Code upon which gain or loss is realized if the modified debt instrument differs materially either in kind or in extent from the original debt instrument, even if no actual exchange of the debt instrument occurs.  In this regard, governing Treasury regulations provide that, as a general rule, a modification of a debt instrument is a “signification modification” and thus results in a deemed exchange of the debt instrument when, based on all the facts and circumstances and taking into account all changes in the terms of the debt instrument collectively (other than certain specified changes), the legal rights or obligations that are altered, and the degree to which they are altered, are economically significant.  A modification of a debt instrument that is not a significant modification does not result in a deemed exchange of the debt instrument.

A specific rule in the Treasury regulations provides that a change in the yield of a debt instrument is not a significant modification if the yield of the modified debt instrument (determined by taking into account any payments made by the issuer to the holder as consideration for the modification, such as the Consent Fee) does not vary from the yield of the unmodified debt instrument (determined as of the date of the modification) by more than the greater of 25 basis points or 5 percent of the annual yield of the unmodified debt instrument.  The Consent Fee will be less than the specified threshold amount described above.  Thus, the change in yield on the Notes by reason of payment of the Consent Fee will not be sufficient to cause a significant modification of the Notes under the Treasury regulations.

There is no authority concerning the application of the general rule to the Proposed Waiver and, thus, application of the general rule to the Proposed Waiver is uncertain.  Although not free from doubt, the Company intends to take the position that the adoption of the Proposed Waiver should not result in a significant modification of the Notes.

If the adoption of the Proposed Waiver does not constitute a significant modification of the Notes, there will be no deemed exchange, and a U.S. Holder will not recognize any gain or loss for U.S. federal income tax purposes as a result of the adoption of the Proposed Waiver (although the Consent Fee would be included in a consenting U.S. Holder’s income, as discussed below).  In such event, a U.S. Holder would have the same adjusted tax basis, holding period and accrued market discount (if any) in each Note after the adoption of the Proposed Waiver that such U.S. Holder had in such Note immediately before such adoption.

There can be no assurance that the IRS will not challenge the foregoing position.  If the IRS successfully asserted that adoption of the Proposed Waiver was a significant modification of the Notes, a U.S. Holder would recognize gain or loss on the deemed exchange of a Note for a “new” Note equal to the difference, if any, between (a) the “issue price” (as defined in the relevant Treasury regulations) of the “new” Note deemed received by the U.S. Holder in exchange for the Note and the amount of the Consent Fee (if the Consent Fee is treated as received in connection with the deemed exchange, rather than as separate consideration paid to consenting beneficial owners of the Notes for their consent to the Proposed Waiver) and (b) the U.S. Holder’s adjusted tax basis for the Note deemed exchanged immediately prior to adoption of the Proposed Waiver.  However, if the Notes and the “new” Notes qualify as “securities” for U.S. federal income tax purposes, the deemed exchange of the Notes for “new” Notes should constitute a “recapitalization” for such purposes.  In that case, if the Consent Fee is treated as received in connection with the deemed exchange (rather than as separate consideration paid to consenting beneficial owners of the Notes for their consent to the Proposed Waiver), a U.S Holder generally would recognize gain (but not loss) on the deemed exchange, with any such recognized gain limited to the amount of the Consent Fee received by the U.S. Holder with respect to the Note deemed exchanged.  Any gain or loss recognized by a U.S. Holder would be capital gain or loss, except to the extent that gain is treated as ordinary income under the market discount rules of the Internal Revenue Code or to the extent attributable to accrued and unpaid interest on the Note not previously included in the U.S. Holder’s gross income for U.S. federal income tax purposes.  In addition, if the principal amount of the “new” Notes exceeds the issue price of the “new” Notes, and such excess equals or exceeds a statutory de minimis amount, the “new” Notes will be treated as issued with original issue discount (“OID”) for U.S. federal income tax purposes.  If the Notes or the “new” Notes are “traded on an established securities market” (within the meaning of Treasury regulations relating to OID), then the issue price of the new Notes will be their fair market value on the day the Proposed Waiver is adopted.  If the “new” Notes are treated as issued with OID, a U.S. Holder generally will be required to include the accrued OID in income, in each year, in advance of the receipt of the cash payment on the “new” Notes attributable to the accrued OID, unless the U.S. Holder’s tax basis in the “new” Notes exceeds their principal amount.

Consent Fee.  The tax treatment of the receipt of the Consent Fee by a U.S. Holder is uncertain because there are no authorities that directly address the treatment of such a payment.  Based on the position that the adoption of the Proposed Waiver should not result in a significant modification of the Notes, the Company intends to treat, for U.S. federal income tax purposes, the Consent Fee as a fee paid as consideration for the Consent.  If such treatment is respected, consenting U.S. Holders will recognize ordinary income for U.S. federal income tax purposes in the amount of the Consent Fee received.

If adoption of the Proposed Waiver were a significant modification and thus deemed exchange treatment were to apply, it is possible that the Consent Fee would be treated as received in connection with the deemed exchange (and not as a separate fee), although the matter is uncertain.

Information Reporting and Backup Withholding.  Information returns will be filed with the IRS in connection with the payment of the Consent Fee.  A U.S. Holder will be subject to U.S. backup withholding at a 28% rate on such payment if the U.S. Holder fails to provide its taxpayer identification number to the Tabulation Agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding.  The amount of any backup withholding deducted from the Consent Fee paid to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

U.S. Holders should consult their own tax advisors regarding the tax consequences of the adoption of the Proposed Waiver and receipt of the Consent Fee, including the tax consequences of the adoption of the Proposed Waiver being treated as a deemed exchange, the proper characterization of the Consent Fee and the tax consequences of the adoption of the Proposed Waiver to non-consenting U.S. Holders.

Non-U.S. Holders

The following portion of this summary applies only to “Non-U.S. Holders.”  A Non-U.S. Holder is a beneficial owner of a Note that is not, for U.S. federal income tax purposes, a U.S. Holder (as defined above) or a partnership (or an entity or arrangement classified as a partnership for U.S. federal income tax purposes).

Modification of the Notes.  As described in more detail above under “U.S. Holders —Modification of the Notes,” although not free from doubt and subject to possible challenge by the IRS, the Company intends to take the position that adoption of the Proposed Waiver should not result in a deemed exchange for U.S. federal income tax purposes.  Based on this position, a Non-U.S. Holder should not recognize any gain or loss as a result of adoption of the Proposed Waiver and a consenting Non-U.S. Holder should be taxable on the receipt of the Consent Fee in the manner discussed below.  Even if the adoption of the Proposed Waiver were a deemed exchange for U.S. federal income tax purposes, and the deemed exchange did not qualify as a “recapitalization” for such purposes, a Non-U.S. Holder generally should not be subject to U.S. federal income tax on any gain or loss recognized on the deemed exchange, or interest deemed received, unless certain exceptions apply.

Consent Fee.  As discussed above under “U.S. Holders —Consent Fee,” the Company intends to treat, for U.S. federal income tax purposes, the Consent Fee as a fee paid as consideration for the Consent.  Accordingly, the Company expects that the applicable withholding agent will withhold U.S. federal income tax at a rate of 30% from the Consent Fee paid to a Non-U.S. Holder, unless the Non-U.S. Holder establishes that the Consent Fee is effectively connected with the Non-U.S. Holder’s U.S. trade or business (by delivering a properly executed IRS Form W-8ECI or other applicable form) or that the Non-U.S. Holder is eligible for an exemption from or a reduction in the rate of withholding under the “Business Profits” or “Other Income” article of an applicable income tax treaty (by delivering a properly executed IRS Form W-8BEN or other applicable form).  If withholding results in an overpayment of taxes, a refund or credit may be obtainable, provided that the required information is timely furnished to the IRS.  Non-U.S. Holders should consult their own tax advisors regarding the treatment of the Consent Fee and the availability of a refund of U.S. federal withholding taxes.

Information Reporting and Backup Withholding.  Information reporting and backup withholding at a rate of 28% will apply to the Consent Fee unless a Non-U.S. Holder provides certification to the Tabulation Agent on the applicable IRS Form W-8 or otherwise establishes an exemption.  Any amount paid as backup withholding will be creditable against the Non-U.S. Holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

TABULATION AGENT AND INFORMATION AGENT

Global Bondholder Services Corporation has been appointed as Tabulation Agent for the Consent Solicitation to receive, tabulate and verify Consents.  All Consents and correspondence sent to the Tabulation Agent should be directed to the address set forth on the back cover of this Notice.  The Company has agreed to indemnify the Tabulation Agent for certain liabilities, including liabilities under the federal securities laws.  Global Bondholder Services Corporation has agreed to facilitate the Consent Solicitation in its capacity as Tabulation Agent; however, it is not passing upon the merits or accuracy of the information contained in the Consent Solicitation in its capacity as Tabulation Agent.

Global Bondholder Services Corporation will also act as Information Agent with respect to the Consent Solicitation.  Requests for additional copies of and questions relating to the Consent Documents, the Indenture and the documents incorporated by reference into this Notice may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Notice.  Holders of the Notes may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Consent Solicitation.

In connection with the Consent Solicitation, directors, officers and regular employees of the Company (who will not be specifically compensated for such services) may solicit Consents by use of the mails, personally or by telephone, facsimile or other means.

The Company will pay Global Bondholder Services Corporation reasonable and customary fees for its services as Tabulation Agent and Information Agent and will reimburse it for its out-of-pocket expenses in connection therewith.  The Company will also reimburse brokers and dealers for customary mailing and handling expenses incurred by them in forwarding copies of this Notice and related documents to the beneficial owners of the Notes.

 SOLICITATION AGENT

The Company has engaged Credit Suisse Securities (USA) LLC to act as the exclusive Solicitation Agent in connection with the Consent Solicitation.  The Company will pay Credit Suisse Securities (USA) LLC reasonable and customary fees for its services as Solicitation Agent and will reimburse Credit Suisse Securities (USA) LLC for its reasonable out-of-pocket expenses in connection herewith.  The Company has agreed to indemnify the Solicitation Agent against certain liabilities in connection with its services as Solicitation Agent.  At any given time, the Solicitation Agent may trade the Notes or other securities of the Company for its own account or for the accounts of customers and, accordingly, may hold a long or short position in the Notes or such other securities.  All inquiries and correspondence addressed to the Solicitation Agent relating to the Consent Solicitation should be directed to the address or telephone number set forth on the back cover page of this Notice.

The Solicitation Agent assumes no responsibility for the accuracy or completeness of the information contained in this Notice or for any failure by the Company to disclose events that may affect the significance or accuracy of that information.

The Solicitation Agent or its affiliates have provided in the past, and may provide in the future, other investment banking, commercial banking and financial advisory services to the Company and its Affiliates for customary fees and expenses in the ordinary course of business.  In addition, an affiliate of Credit Suisse Securities (USA) LLC is the administrative agent and collateral agent and a co-lead arranger, joint book-runner and lender under our bank credit facility.  Credit Suisse Securities (USA) LLC also acted as a joint book-running manager in connection with the issuance of the Notes.

The Company will not pay any fees or commissions to any broker, dealer or other person (other than the Solicitation Agent, the Tabulation Agent and the Information Agent) in connection with the Consent Solicitation.

MISCELLANEOUS

The Company is not aware of any jurisdiction where the making of the Consent Solicitation is not in compliance with the laws of such jurisdiction.  If the Company becomes aware of any jurisdiction where the making of the Consent Solicitation would not be in compliance with such laws, the Company will make a good faith effort to comply with any such laws or may seek to have such laws declared inapplicable to the Consent Solicitation.  If, after such good faith effort, the Company cannot comply with any such applicable laws, the Consent Solicitation will not be made to (nor will Consents be accepted from or on behalf of) the Holders of the Notes residing or having a principal place of business in each such jurisdiction.

From time to time, the Company or its affiliates may engage in additional Consent Solicitations.  Any future Consent Solicitations may be on the same terms or on terms that are more or less favorable to Holders of the Notes than the terms of the Consent Solicitation, as the Company may determine in its sole discretion.

APPENDIX A

TEREX CORPORATION

and

HSBC BANK USA, NATIONAL ASSOCIATION, as Trustee

__________________

WAIVER AGREEMENT

Dated as of [____], 2010

to

SUBORDINATED DEBT INDENTURE

Dated as of July 20, 2007

Between

TEREX CORPORATION

and

HSBC BANK USA, NATIONAL ASSOCIATION, as Trustee

__________________

8.00% Senior Subordinated Notes Due 2017

WAIVER AND AGREEMENT (this “Waiver Agreement”), dated as of [____], 2010, between TEREX CORPORATION, a Delaware corporation (the “Company”), and HSBC BANK USA, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States of America, as trustee (the “Trustee”).

WITNESSETH:

WHEREAS, the Company executed and delivered to the Trustee an Indenture dated as of July 20, 2007 by and between the Company and the Trustee (the “Base Indenture”) and a First Supplemental Indenture dated as of November 13, 2007 by and between the Company and the Trustee (the “First Supplemental Indenture” and together with the Base Indenture, the “Indenture”), pursuant to which the Company’s 8.00% Senior Subordinated Notes Due 2017 (the “Notes”) were issued;

WHEREAS, the Company has solicited (the “Consent Solicitation”) the Holders to direct the Trustee to execute and deliver a waiver to the Indenture to waive the Limitation on Sales of Assets and Subsidiary Stock covenant with respect to the application of proceeds with respect to a particular Asset Disposition (the “Waiver”);

WHEREAS, Section 1006 of the Indenture provides that, subject to certain inapplicable exceptions, the Company and the Trustee may waive compliance with any provision of the Indenture and the Notes with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (the “Requisite Consents”);

WHEREAS, in connection with the Consent Solicitation, Holders that delivered and have not prior withdrawn a valid consent to the waiver on a timely basis (the “Consenting Holders”) are entitled to receive a consent fee (the “Consent Fee”) with respect to the Notes in respect of which they have validly consented if the conditions to the Consent Solicitation are met;

WHEREAS, the Holders that have approved this Waiver Agreement (as evidenced by their execution of a Consent Form) constitute Holders of at least a majority in aggregate principal amount of the Notes now outstanding and are willing to direct the Trustee to execute and deliver this Waiver Agreement;

WHEREAS, consistent with the practice of the Depository Trust Company (“DTC”), DTC has authorized direct participants in DTC set forth in the position listing of DTC as of the date hereof to approve this Waiver Agreement as if they were Holders of the Notes held of record in the name of DTC or the name of its nominee;

WHEREAS, the Trustee is hereby directed by the Holders of the requisite principal amount of Notes to execute and deliver this Waiver Agreement in its capacity as Trustee; and

WHEREAS, the execution and delivery of this Waiver Agreement have been duly authorized by the Company and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with;

NOW, THEREFORE, in consideration of the above premises, and for the purpose of memorializing the waiver to the Indenture consented to by the Holders, each party agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:

 ARTICLE I

LIMITED WAIVER OF THE INDENTURE

Section 1                      The Holders hereby permanently and irrevocably waive compliance with the provisions of Section 1016(a)(2) of the Indenture with respect to the cash proceeds, including cash proceeds received upon the sale of the stock proceeds (up to an amount equal to the Net Available Cash the

1

Company would have received if the shares of Bucyrus common stock are sold for $300 million), from the disposition of the Company’s mining business to Bucyrus International Inc. on February 19, 2010 as discussed in the Consent Solicitation attached hereto as Exhibit A.

 ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.1                      Effect of Waiver Agreement.

Notwithstanding the foregoing, the Waiver set forth herein will have no effect, and this Waiver Agreement shall be null and void, if the Consent Fee is not paid to the Consenting Holders in accordance with the terms and conditions of the Consent Solicitation.

Section 2.2                      Indenture Remains in Full Force and Effect.

Except to the extent waived hereby, all provisions in the Indenture shall remain in full force and effect.

Section 2.3                      Separability.

In case any one or more of the provisions contained in this Waiver Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.4                      Successors and Assigns.

All agreements in this Waiver Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Company and the Trustee.

Section 2.5                      Certain Duties and Responsibilities of the Trustee.

In entering into this Waiver Agreement, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 2.6                      Governing Law.

THIS WAIVER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY OTHER CONFLICTS OF LAW PROVISIONS.

Section 2.7                      Counterparts.

This Waiver Agreement may be executed in any number of counterparts by the parties hereto on separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

[Signature Page Follows]

2

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Waiver Agreement to be duly executed, all as of the date first written.

TEREX CORPORATION,
                         as Issuer

By:
                              Name:
     Title:

HSBC BANK USA, NATIONAL ASSOCIATION,
                         as Trustee

By:
                                       Name:
                                  Title:

3

NOTICE OF CONSENT SOLICITATION

TEREX CORPORATION

Questions and requests for assistance or additional copies of the Consent Documents, the Indenture and the documents incorporated by reference into this Notice may be directed to the Information Agent at the following address:

Global Bondholder Services Corporation
65 Broadway – Suite 404
New York, New York 10006
Attention: Corporate Actions
Banks and Brokers call: (212) 430-3774
U.S. toll free: (866) 873-6300
Fax: (212) 430-3775

Holders should retain their Notes and not deliver any such Notes to the Tabulation Agent or the Information Agent.  Duly executed Consents should be sent to the Tabulation Agent at the address provided below in accordance with the instructions set forth in the Consent Documents.

Global Bondholder Services Corporation
65 Broadway – Suite 404
New York, New York 10006
Attention: Corporate Actions
Banks and Brokers call: (212) 430-3774
U.S. toll free: (866) 873-6300
Fax: (212) 430-3775

Questions and requests for assistance may be directed to the Solicitation Agent at the address and telephone number set forth below.  A Holder may also contact such Holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Consent Solicitation.

The exclusive Solicitation Agent for the Consent Solicitation is:

Credit Suisse

Credit Suisse Securities (USA) LLC

Attn: Liability Management Group

Eleven Madison Avenue

New York, New York 10010

Collect: (212) 538-2147

U.S. Toll free: (800) 820-1653